News Release

Mattson Technology Contact Ludger Viefhues Mattson Technology, Inc. tel 510-492-6241 fax 510-492-5963 ludger.viefhues@mattson.com

MATTSON TECHNOLOGY, INC. MAY RESTATE FINANCIAL INFORMATION

FREMONT, Calif. - April 10, 2006 - Mattson Technology, Inc. (NASDAQ: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced that it expects to restate its financial statements previously reported for fiscal years 2002, 2003 and 2004.

As part of its continued review of its financial statements for the year ended December 31, 2005, the Company is reexamining the methodology used to record the recognition of certain royalty revenue in prior annual periods. If the Company determines that material errors were made, it will notify the public that previously reported financial statements cannot be relied upon and that a restatement will be necessary. The Company currently believes that, as a result of possible material errors in the recognition of royalty revenue, a restatement of financial statements for the Company's 2002, 2003 and 2004 fiscal years is likely, and the impact of the restatement of financial statements for the first three quarters of 2005 may be greater than previously reported. The restatement relating to royalty revenue would impact the timing, but not the total amount, of income recognized by the Company. Cash flows from operations would not be impacted.

About Mattson Technology, Inc.
 Mattson Technology, Inc. is the leading supplier of dry strip equipment and the second largest supplier of rapid thermal processing equipment in the global semiconductor industry. The company's strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900. Fax: (510) 492-5911. Internet: www.mattson.com.

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